UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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MORGAN STANLEY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2004 Annual Meeting of Shareholders

Morgan Stanley

2000 Westchester Avenue

Purchase, New York

April 20, 2004, 11:00 a.m., local time

March 4, 2004

Fellow shareholder:

We cordially invite you to attend Morgan Stanley’s 2004 annual meeting of shareholders to:

•	elect three directors to the Board of Directors for a three-year term;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors;

•	consider three shareholder proposals; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends you vote “FOR” the election of directors and the ratification of auditors and “AGAINST” the shareholder proposals.

Enclosed are our proxy statement, a proxy card, our summary annual report and our 10-K annual report. If you currently receive paper versions of these documents, we are pleased to offer you an opportunity to receive future versions over the internet. By following the instructions on page 28, you will receive electronic access to these documents and will help reduce printing and postage costs.

We hope you will read the proxy statement and submit your proxy. We appreciate your cooperation.

Very truly yours,

Philip J. Purcell

Chairman and Chief Executive Officer

i

Morgan Stanley

1585 Broadway

New York, New York 10036

March 4, 2004

Proxy Statement

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for the 2004 annual meeting of shareholders. We are mailing this proxy statement and the accompanying form of proxy to shareholders on or about March 6, 2004. In this proxy statement, we refer to Morgan Stanley as the “Company,” “we” or “us.” When we refer to Morgan Stanley’s fiscal year, as in “fiscal 2003,” we mean the twelve-month period from December 1 through November 30.

Annual meeting information

Date and location of the annual meeting.    We will hold the annual meeting on Tuesday, April 20, 2004 at 11:00 a.m., local time, at our offices at 2000 Westchester Avenue, Purchase, New York.

Admission to the annual meeting.    Only record or beneficial owners of Morgan Stanley’s common stock may attend the annual meeting in person. When you arrive at the annual meeting, please present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Electronic access to the annual meeting.    You may listen to the meeting over the internet through our website at www.morganstanley.com. Please go to our website early to register and download any audio software.

Voting information

Record date.    The record date for the annual meeting is February 20, 2004. You may vote all shares of Morgan Stanley’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each matter to be voted on at the annual meeting. On the record date, 1,096,950,522 shares of common stock were outstanding. We need a majority of the shares of common stock outstanding on the record date present, in person or by proxy, to hold the annual meeting.

Confidential voting.    Our Bylaws provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances such as when you request or consent to disclosure. The Morgan Stanley 401(k) Plan (401(k) Plan) and the Employee Stock Ownership Plan (ESOP) also have confidential voting provisions.

Submitting voting instructions for shares held in your name.    If you hold shares in your name as a record holder, you may vote your shares by proxy through the mail, telephone or internet as described on the proxy card. If you submit your proxy via the internet, you may incur costs such as telephone and internet access charges. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

Submitting voting instructions for shares held in employee plans.    If you hold shares in, or have been awarded stock units under, certain employee plans, you will receive directions on how to submit your voting instructions by mail, telephone or internet. Shares held in the following employee plans also are subject to the following rules.

•	401(k) Plan, Financial Advisor Productivity Compensation Plan (FAPCP), Branch Manager Compensation Plan (BMCP), Employee Stock Purchase Plan (ESPP) and ESOP. The 401(k) Plan, FAPCP, BMCP, ESPP and ESOP trustee or custodian, as applicable, must receive your voting instructions for the common stock held on your behalf in these plans on or before April 18, 2004. If the trustee or custodian, as applicable, does not receive your voting instructions by that date, it will vote your shares (in the case of the ESOP, together with unallocated shares in the ESOP), in each applicable plan, in the same proportion as the voting instructions that it receives from other plan participants in the applicable plan. On February 20, 2004, there were 253,037 shares in the 401(k) Plan accounts, 1,418,940 shares in the FAPCP, 155,394 shares in the BMCP, 5,815,301 shares in the ESPP and 57,706,690 shares in the ESOP.

•	Other equity-based plans. State Street Bank and Trust Company acts as trustee for a trust (Trust) that holds shares of common stock underlying stock units awarded to employees under several of Morgan Stanley’s equity-based plans. Mellon Bank, N.A. (Mellon) is custodian of shares of restricted common stock awarded to employees under the 1995 Equity Incentive Compensation Plan (EICP). Employees allocated shares held in the Trust, or whose shares are held by Mellon, must submit their voting instructions for receipt by the trustee or Mellon, as applicable, on or before April 18, 2004. If the trustee does not receive your instructions by that date, it will vote your shares, together with shares held in the Trust that are unallocated or held on behalf of former Morgan Stanley employees and employees in certain foreign jurisdictions, in the same proportion as the voting instructions that it receives for shares held in the Trust in connection with such plans. If Mellon does not receive your instructions by that date, it will vote your shares in the same proportion as the voting instructions that the trustee receives for shares held in the Trust. On February 20, 2004, 60,392,795 shares were held in the Trust in connection with such plans and Mellon held 1,193,667 shares under the EICP.

Submitting voting instructions for shares held in street name.    If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (NYSE) member brokers may vote your shares under the following circumstances.

•	Discretionary items. The election of directors and ratification of appointment of Morgan Stanley’s independent auditors are “discretionary” items. Member brokers that do not receive instructions from beneficial owners may vote on these proposals in the following manner: (1) Morgan Stanley’s wholly owned subsidiaries, Morgan Stanley & Co. Incorporated (MS&Co.) and Morgan Stanley DW Inc. (MSDWI), may vote your shares only in the same proportion as the votes cast by all record holders on the proposal; and (2) all other NYSE member brokers may vote your shares in their discretion.

•	Non-discretionary items. The shareholder proposals are “non-discretionary” items and may not be voted on by NYSE member brokers, including MS&Co. and MSDWI, absent specific voting instructions from beneficial owners.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your shares will not be counted in determining the outcome of the vote on that matter at the annual meeting.

Revoking your proxy.    You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Donald G. Kempf, Jr., Chief Legal Officer and Secretary, Morgan Stanley, 1585 Broadway, New York, New York 10036; (2) submitting a later proxy; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy.

Votes required to elect directors and to adopt other proposals.    Directors are elected by a plurality of the votes cast. The ratification of Deloitte & Touche’s appointment and the approval of the shareholder proposals each requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.

Withholding your vote or voting to “abstain.”    In the election of directors, you can withhold your vote for any nominee. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. On the other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the annual meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal.

Item 1—Election of directors

Our Board currently has eleven (11) directors, divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual meeting. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. Robert G. Scott, whose term expires in 2006, has informed the Company that he will retire immediately following the 2004 annual meeting. In addition, Robert P. Bauman, whose term expires at the annual meeting, has informed the Company that, consistent with the retirement provisions of the Board’s Corporate Governance Policies, he will not stand for reelection. Our Board has nominated Sir Howard Davies to replace Mr. Bauman. Therefore, upon Messrs. Scott’s and Bauman’s retirement, the size of the Board will be reduced to ten (10) members and the class of directors whose term expires in 2006 will be reduced from four (4) to three (3).

The Board proposes, based on the recommendation of its Nominating and Governance Committee, the election of John W. Madigan, Dr. Klaus Zumwinkel and Sir Howard Davies as directors for a term ending at the 2007 annual meeting. Mr. Madigan and Dr. Zumwinkel are current directors of Morgan Stanley. Each nominee has indicated that he will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

Nominees for election for a three-year term ending in 2007

John W. Madigan (66).    Chairman (January 1996 to December 2003), Chief Executive Officer (May 1995 to December 2002) and President (May 1994 to July 2001) of Tribune Company, a media company.

Director since:    July 2000

Other directorships:    AT&T Wireless Services, Inc.

Dr. Klaus Zumwinkel (60).    Chairman of the Board, Deutsche Post AG, a global corporation comprised of four business divisions, including mail, express (including DHL Worldwide), logistics and financial services (since 1995).

Director since:    February 2004

Other directorships:    Deutsche Lufthansa AG (Supervisory Board), Deutsche Telekom AG (Chairman, Supervisory Board), Karstadt Quelle AG (Supervisory Board) and C.V. International Post Corp., U.A. (Board of Directors).

Sir Howard Davies (53). The Director, London School of Economics and Political Science (since September 2003). Chairman and Chief Executive, the UK Financial Services Authority (August 1997 to September 2003). Deputy Governor, the Bank of England (September 1995 to August 1997).

Our Board of Directors recommends a vote “FOR” the election of all three nominees. Proxies solicited by our Board of Directors will be voted “FOR” these nominees unless otherwise instructed.

Directors continuing in office—term expiring in 2005

John E. Jacob (69).    Executive Vice President-Global Communications of Anheuser-Busch Companies, Inc., a global corporation that includes a brewing organization, a manufacturer of aluminum beverage containers and park operations (since 1994). President and Chief Executive Officer of National Urban League, Inc. (1982 to 1994).

Director since:    September 2001

Other directorships:    Anheuser-Busch Companies, Inc. and Coca-Cola Enterprises Inc.

Charles F. Knight (68).    Chairman (since 1974), Chief Executive Officer (1973 to October 2000) of Emerson Electric Co., a manufacturer of electronic and electrical products.

Director since:    January 1999

Other directorships:    Anheuser-Busch Companies, Inc., Emerson Electric Co., International Business Machines Corporation, SBC Communications Inc. and BP p.l.c.

Miles L. Marsh (56).    Chairman and Chief Executive Officer of Fort James Corporation, a manufacturer and marketer of consumer paper products (August 1997 to November 2000). Chairman (January 1996 to August 1997) and President and Chief Executive Officer (October 1995 to August 1997) of James River Corporation of Virginia.

Director since:    May 1997; Director of Dean Witter, Discover & Co. (December 1996 to May 1997)

Other directorships:    GATX Corporation and Whirlpool Corporation

Dr. Laura D’Andrea Tyson (56).    Dean of the London Business School (since January 2002). Dean (July 1998 to December 2001) and Class of 1939 Chair in Economics and Business Administration (January 1997 to July 1998) at the Walter A. Haas School of Business at the University of California, Berkeley. Chair of the President’s National Economic Council (February 1995 to December 1996).

Director since:    May 1997; Director of Morgan Stanley Group Inc. (April 1997 to May 1997)

Other directorships:    Eastman Kodak Company, SBC Communications Inc. and Human Genome Sciences, Inc.

Directors continuing in office—term expiring in 2006

Philip J. Purcell (60).    Chairman of the Board and Chief Executive Officer (since May 1997). Chairman and Chief Executive Officer of Dean Witter, Discover & Co. (1986 to May 1997). Director or trustee of approximately 100 registered investment companies for which Morgan Stanley Investment Advisors Inc., a wholly owned subsidiary of Morgan Stanley, serves as investment manager or investment adviser.

Director since:    May 1997; Chairman of the Board of Dean Witter, Discover & Co. (1986 to May 1997)

Other directorships:    AMR Corporation

C. Robert Kidder (59).    President (November 2001 to March 2003) of Borden Capital, Inc., a company which provided financial and strategic advice to the Borden family of companies. Chairman of the Board (since January 1995) and Chief Executive Officer (January 1995 to March 2002) of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company.

Director since:    May 1997; Director of Dean Witter, Discover & Co. (July 1993 to May 1997)

Other directorships:    Electronic Data Systems Corporation and Borden Chemical, Inc.

Michael A. Miles (64).    Special Limited Partner (since January 1995) in Forstmann Little & Co., a private investment firm with interests in telecommunications, broadcasting, healthcare and other industries.

Director since:    May 1997; Director of Dean Witter, Discover & Co. (February 1993 to May 1994; January 1995 to May 1997)

Other directorships:    Sears, Roebuck and Co., The Allstate Corporation, Time Warner Inc., Dell Computer Corporation, AMR Corporation, Exult, Inc., Community Health Systems, Inc. and Citadel Broadcasting Corp.

New nominees.    At the direction of the Nominating and Governance Committee, which consists solely of independent directors, the Company retained a third party search firm, Heidrick and Struggles, to identify potential board candidates with international experience. The CEO provided the names of several potential director candidates, including Dr. Klaus Zumwinkel and Sir Howard Davies, to Heidrick and Struggles to consider for inclusion in a list of potential director candidates that it prepared for the Committee. The Nominating and Governance Committee Chair and the CEO asked several Committee members to meet with both nominees so that the Committee members could assess the nominees as director candidates. All Committee members who met the nominees recommended them as potential directors to the Committee. The Committee, in turn, unanimously recommended to the full Board that Dr. Zumwinkel be elected as a director and that Sir Howard Davies be nominated for election. The Board followed the Committee’s recommendation.

Board meetings and committees.    Our Board met 10 times during fiscal 2003. Each director attended at least 78% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. As a group, the directors attended approximately 94% of the total number of meetings of the Board and committees on which the directors served while the directors were members. The Board’s standing committees include the following:

Committee	Members	Primary Responsibilities	# of Meetings

Audit	C. Robert Kidder (Chair) John E. Jacob John W. Madigan Laura D’Andrea Tyson	• Monitors the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements and the Company’s system of internal controls. • Selects, evaluates and, when appropriate, replaces the independent auditor, and pre-approves audit and permitted non-audit services. • Monitors the qualifications, independence and performance of the Company’s internal and independent auditors.	8

Compensation	Charles F. Knight (Chair) Robert P. Bauman C. Robert Kidder Miles L. Marsh	• Determines the compensation of our executive officers and such other officers as deemed appropriate. • Annually reviews and approves the corporate goals and objectives relevant to the compensation of the CEO and evaluates his performance in light of these goals and objectives. • Administers our incentive and equity-based compensation plans.	6

Nominating and Governance	Michael A. Miles (Chair) Robert P. Bauman John E. Jacob John W. Madigan Miles L. Marsh Laura D’Andrea Tyson	• Identifies and recommends candidates for election to the Board. • Establishes procedures for its oversight of the evaluation of the Board and management. • Recommends director compensation and benefits. • Reviews annually our corporate governance policies.	3

Our Board has adopted written charters for the Audit, Compensation and Nominating and Governance Committees setting forth the roles and responsibilities of each committee. These charters are available at www.morganstanley.com. The Board has determined that each non-management director and director nominee is independent in accordance with the standards of independence established under our Corporate Governance Policies (attached as an Annex). All members of the Audit, Compensation and the Nominating and Governance Committees satisfy the standards of independence applicable to members of such committees established under applicable law and NYSE listing requirements. In addition, the Board has determined that each of Mr. Kidder and Mr. Madigan is an “audit committee financial expert” within the meaning of the current rules of the Securities and Exchange Commission (SEC).

Non-employee director meetings.    The non-employee directors met two (2) times in fiscal 2003 without any Company representative present. Pursuant to the Company’s Corporate Governance Policies, the chair of the Audit, Compensation or Nominating and Governance Committee leads the non-employee Board sessions and is chosen by the non-employee directors based on who is the most knowledgeable and appropriate leader given the subject of the meeting. The session leader can retain independent consultants and schedule meetings.

Director compensation.    Employee directors receive no compensation for Board service.

•	Fees. The Corporate Governance Policies provide that the Company should not enter into paid consulting agreements with non-employee directors. Non-employee directors receive the following retainers and fees for their Board service:

Board Member	$ 35,000 annually
Committee Chair	$ 7,500 annually
Committee Member	$ 5,000 annually
Attendance at Board or Committee Meeting	$ 1,000 per meeting

•	Directors’ Equity Capital Accumulation Plan (DECAP). Under DECAP, non-employee directors receive 6,000 stock options and 2,000 shares of common stock upon becoming a director and annually thereafter while a director. Stock options have an exercise price equal to the fair market value of a share of common stock on the award date. DECAP also provides that the non-employee directors may elect to (1) receive all or a portion of their annual committee retainers, on a current or deferred basis, in cash or shares of common stock; (2) receive all or a portion of their meeting fees, on a current or deferred basis, in cash or in shares of common stock (with respect to elections to receive common stock on a current basis, meeting fees are credited to a cash deferral account until the date of the next annual meeting); (3) defer receipt of common stock grants; and (4) receive the annual $35,000 Board retainer either in shares of common stock, on a current or deferred basis, or in stock options (the number of stock options is obtained by dividing $35,000 by the fair market value of a share of common stock on the award date and multiplying the result by three; each stock option has an exercise price equal to the fair market value of a share of common stock on the award date). Directors receive dividends on any deferred common stock in the form of additional deferred common stock.

•	Other benefits. Morgan Stanley matches certain charitable gifts by non-employee directors up to $2,000 per year. During fiscal 2003, we matched $2,000 in charitable gifts on behalf of each of John E. Jacob and Charles F. Knight. Miles L. Marsh received Company-provided transportation valued at $1,099. Non-employee directors do not receive Company retirement benefits.

Director attendance at annual meetings.    In 2003, our Board revised the Company’s Corporate Governance Policies to state that directors are expected to attend annual meetings of shareholders. Two directors attended the 2003 meeting, which was held before our Board revised the policies.

Corporate governance

Our Board has maintained corporate governance policies for many years and has updated them from time to time. Our Board has had in place several of the NYSE’s new corporate governance requirements for many years. Corporate governance highlights are listed below.

•	Our Board has a substantial majority (82%) of non-employee directors. Upon Mr. Scott’s retirement, our Board will be composed of 90% non-employee directors. Since our Board adopted its Corporate Governance Policies, all non-employee directors have been independent in accordance with those policies.

•	Our director independence definition is more stringent than required by the NYSE.

•	Since 1994, only non-employee directors have comprised our Audit, Compensation and Nominating and Governance committees.

•	All of our Audit Committee members meet NYSE standards for independence, financial literacy and financial management expertise. Two members of the Audit Committee are “audit committee financial experts” under SEC rules.

•	Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by our independent auditors. It also has authority to retain independent outside advisors.

•	Our Corporate Governance Policies provide that the Company should not enter into paid consulting agreements with non-employee directors.

•	Our Compensation Committee retained an independent consultant, Towers Perrin, to assist it.

•	Our Compensation Committee evaluates the CEO and discusses the evaluation with the Board in executive session.

•	Our Nominating and Governance Committee retained an independent consultant, Towers Perrin, to advise it on director compensation. At the direction of the Nominating and Governance Committee, the Company retained an independent consultant, Heidrick and Struggles, to advise on potential director candidates.

•	Our Code of Ethics and Business Conduct applies to our directors, officers and employees and sets forth basic principles to guide their day-to-day activities.

•	Our Corporate Governance Policies oppose the re-pricing of our outstanding stock options.

•	Our Bylaws provide for confidential voting.

•	Our Management Committee has adopted an Equity Ownership Commitment that its members retain 75% of net equity held and equity subsequently awarded to them.

The Corporate Governance Policies (including our independence definition), Code of Ethics and Business Conduct, Board committee charters and Management Committee Equity Ownership Commitment are available at www.morganstanley.com.

Beneficial ownership of Company common stock

Stock ownership of directors and executive officers.    We encourage stock ownership by our directors, officers and employees to align their interests with your interests as shareholders. The following table sets forth the beneficial ownership of common stock, as of January 30, 2004, by each of our directors and executive officers named in the summary compensation table (Named Executive Officers), as well as by all our directors, director nominees and executive officers as a group.

	Common Stock Beneficially Owned as of January 30, 2004

Name	Shares(1)	Underlying Stock Units(2)	Subject to Stock Options Exercisable within 60 days of 1/30/04(3)	Total(4)

NAMED EXECUTIVE OFFICERS
Philip J. Purcell	2,790,157	464,726	2,618,744	5,873,627
Robert G. Scott	1,979,111	451,791	1,303,832	3,734,734
Stephan F. Newhouse	386,639	676,714	942,454	2,005,807
Vikram S. Pandit	352,071	1,242,530	1,471,289	3,065,890
Zoe Cruz	103,068	733,686	780,492	1,617,246

DIRECTORS AND DIRECTOR NOMINEES
Robert P. Bauman	6,152	11,723	68,108	85,983
Sir Howard Davies	0	0	0	0
John E. Jacob	1,000	6,748	24,000	31,748
C. Robert Kidder	19,500	16,143	84,108	119,751
Charles F. Knight	2,012	12,729	48,000	62,741
John W. Madigan	0	6,610	39,177	45,787
Miles L. Marsh	13,200	8,002	64,000	85,202
Michael A. Miles	42,788	15,901	76,108	134,797
Dr. Laura D’Andrea Tyson	7,498	1,222	53,796	62,517
Dr. Klaus Zumwinkel	0	0	0	0
All directors, director nominees and executive officers as a group (24 persons)	6,651,336	7,074,749	13,876,816	27,602,901

(1) Each director and executive officer has sole voting and investment power with respect to these shares, except as described in this footnote: 45,362 shares owned by Mr. Purcell’s spouse and 5,696 shares held for Mr. Purcell’s child in a custodial account for which Mr. Purcell is custodian, with respect to all of which he disclaims beneficial ownership; 150,000 shares contributed by Mr. Scott to an exchange fund, with respect to which the fund’s investment manager has sole voting and investment power but which Mr. Scott may redeem within 60 days if the fund then holds the shares; and 241,047 shares, shown in the table as held by the directors, director nominees and executive officers as a group (20,000 of which beneficial ownership has been disclaimed), with respect to which certain executive officers (other than Named Executive Officers) have shared voting and investment power with family members.

(2) Shares of common stock held in the Trust corresponding to stock units. Directors and executive officers may direct the voting of the shares corresponding to their stock units. Voting by executive officers is subject to the voting provisions of the Trust described on page 2.

(3) Includes options granted to executive officers in respect of fiscal 2003, 2002 and 1999 compensation.

(4) Each executive officer and director beneficially owned less than 1% of the shares of common stock outstanding. All directors and executive officers as a group beneficially owned approximately 2.5% of the common stock outstanding.

Principal shareholders.    The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent

State Street Bank and Trust Company(1) 225 Franklin Street, Boston, MA 02110	94,267,589	8.7%

FMR Corp.(2) 82 Devonshire Street, Boston, MA 02109	83,984,148	7.7%

Barclays Global Investors, N.A., and other reporting entities(3) 45 Fremont Street, San Francisco, CA 94105	55,075,614	5.1%

(1) Based on a Schedule 13G Information Statement filed February 4, 2004 by State Street, acting in various fiduciary capacities. The Schedule 13G discloses that State Street had sole voting power as to 27,155,932 shares, shared voting power as to 64,664,771 shares, sole dispositive power as to 28,475,012 shares and shared dispositive power as to 65,792,577 shares; that shares held by State Street on behalf of the Trust and a Company-sponsored equity-based compensation program amounted to 6.1% of the common stock; and that State Street disclaimed beneficial ownership of all shares reported therein.

(2) Based on a Schedule 13G Information Statement filed February 17, 2004 by FMR, Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company (Fidelity), a wholly owned subsidiary of FMR. Certain of the shares listed above are beneficially owned by FMR subsidiaries and related entities. The Schedule 13G discloses that FMR had sole voting power as to 5,704,552 shares and that Mr. and Ms. Johnson did not have sole voting power as to any shares. The Schedule 13G also discloses that FMR and Mr. and Ms. Johnson had sole dispositive power as to all shares and no shared voting or dispositive power. The Schedule 13G states that Mr. and Ms. Johnson and various family members, through their ownership of FMR voting common stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR. The Schedule 13G indicates that 77,812,326 shares are beneficially owned by Fidelity as a result of acting as an investment adviser to several investment companies (ICs). Mr. Johnson, FMR, through its control of Fidelity, and the ICs each had sole dispositive power as to all such shares. Neither Mr. Johnson nor FMR had sole voting power as to such shares, as such power resides with the ICs’ Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G also indicates that 4,126,755 shares are beneficially owned by Fidelity Management Trust Company (Fidelity Trust), a wholly owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR, through its control of Fidelity Trust, each had sole dispositive power as to all such shares and sole voting power as to 3,651,355 shares. The Schedule 13G indicates that 2,036,110 shares are beneficially owned by Fidelity International Limited (FIL), an entity independent of FMR. Mr. Johnson is Chairman of FIL, and approximately 40% of the voting power of FIL is held by a partnership controlled by him and family members. FIL had sole voting and dispositive power as to all such shares. FMR and FIL are of the view that they are not required to attribute to each other shares beneficially owned by the other corporation.

(3) Based on a Schedule 13G Information Statement filed February 17, 2004 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA and Barclays Private Bank Limited. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting and sole dispositive power as to 48,217,483 shares and 48,271,543 shares, respectively, and did not have shared power as to any shares.

Executive compensation

Compensation Committee report on executive compensation.

Compensation governance.    The Compensation Committee is responsible to Morgan Stanley’s Board of Directors and to shareholders for approving compensation awarded to all members of the Company’s Management Committee, including the Named Executive Officers. The Committee authorizes all awards under Morgan Stanley’s equity-based compensation plans and operates under a written charter adopted by the Board.

Compensation policies.    Our fundamental policy is to link closely our Management Committee’s compensation with the achievement of annual and long-term performance goals. We award compensation based upon Company, business unit and individual performance in a manner that motivates our Management Committee members to achieve strategic business objectives and continue to perform at the highest levels in the future. We provide total compensation that we believe is comparable to that of Morgan Stanley’s competitors, thereby enabling Morgan Stanley to attract and retain employees critical to its long-term success and the creation of shareholder value. We also include a significant equity component in total compensation because we believe that equity-based compensation aligns the long-term interests of employees with those of shareholders.

We consider several factors in awarding compensation. We assess Morgan Stanley’s results and compare them to estimates of competitors’ results. We also receive input and estimates from external sources of what our competitors will pay their key employees. External sources also provide input regarding the competitive marketplace for the talents and skills of Morgan Stanley’s employees. We utilize both quantitative and qualitative factors when determining total compensation for Management Committee members and when awarding equity-based compensation to employees. Quantitative factors include, among others, absolute levels of, and year-to-year changes in, return on equity (ROE), consolidated net revenues, consolidated net income, profit before taxes, earnings per share, book value per share, market share and several key business drivers. Qualitative factors include achievement of pre-established performance goals, differentiating our brand, customer satisfaction, retaining key employees and subjective assessments of individual performances. We utilize ROE as a key measure of corporate performance, both on an absolute basis and compared to estimates of our competitors’ performance. We also review the ratios of compensation to net revenues and compensation to pre-compensation profit before taxes. We review survey data regarding competitors for purposes of monitoring Management Committee compensation levels in relation to similar jobs in the marketplace. We engaged Towers Perrin to provide independent insights on executive compensation matters, both generally and within our industry. We considered all these factors, but determined total compensation based upon a more subjective process, focusing primarily on Company and business unit financial performance, on an absolute and comparative basis, individual performance and expected market compensation.

Our policy is to maximize the tax deductibility of compensation payments to Management Committee members under Section 162(m) of the Internal Revenue Code and the regulations thereunder (Section 162(m)). Our shareholders have approved our incentive plans designed and administered to qualify compensation awarded thereunder as “performance-based.” We may, however, authorize payments to Management Committee members that may not be fully deductible if we believe such payments are in our shareholders’ interests.

Compensation program.    Our Management Committee members receive annual compensation (excluding employee benefits) composed of base salary and incentive compensation consisting of a cash bonus and equity-based awards (restricted stock units and stock options). Base salary and incentive compensation constitute a Management Committee member’s “Total Reward.” In general, the greater the Total Reward, the greater the percentage of the total that is awarded in the form of long-term, equity-based compensation.

1.    Base salaries.    Management Committee members receive a relatively small portion of their overall compensation as base salary. We consider individual experience, responsibilities and tenure when determining base salaries. Base salaries are generally in the range of median base salaries paid by certain key competitors included in the group of Financial Services Companies identified below to employees having duties and responsibilities comparable to those of our Management Committee members.

2.    Incentive compensation.    Our Management Committee members’ Total Reward is heavily weighted towards performance-based long-term incentive compensation. Their annual incentive compensation varies by Company, business unit and individual performance. We believe this links their compensation with Company, business unit and individual performance, and is consistent with our compensation policies discussed above. Generally, a portion of the annual incentive compensation is paid in cash, and a significant portion is paid in equity. During employment, equity awards vest 50% two years after grant and 50% three years after grant, and option and unit shares are not transferable for approximately five years after grant. The value of equity awards cannot be realized immediately and depends upon the future market value of Morgan Stanley’s stock. We believe that equity-based compensation, the value of which depends upon the Company’s future financial performance and stock price, provides a continuing incentive to Management Committee members to continue in employment and foster Morgan Stanley’s success long after we award the compensation. We believe it also aligns their interests with those of shareholders.

Compensation for fiscal 2003.    We analyzed several different factors when awarding incentive compensation for fiscal 2003. We:

•	considered Morgan Stanley’s ROE on an absolute and comparative basis;

•	reviewed Morgan Stanley’s achievements and financial performance for fiscal 2003 and individual and business unit performance, both on an absolute basis and against pre-established performance goals;

•	compared Morgan Stanley’s and its business units’ financial performance in fiscal 2003 to the estimated financial performance of most of the Financial Services Companies identified below, including key competitors in that group, and certain other competitors;

•	considered market share progress in each of the Company’s business units;

•	considered the estimated compensation levels of executives of the Financial Services Companies and other competitors; and

•	considered positive differentiation of reputation and brand, including positive client development, on an absolute and comparative basis.

These factors were not, however, the sole items we considered, and we did not target Total Rewards to fall at any particular point within a range established by a comparison of the financial performance of, or compensation levels of, the Financial Services Companies or the other competitors operating in the same or similar businesses as the Company. For purposes of this report, the term “Financial Services Companies” means the following companies (or subdivisions thereof): Alliance Capital Management; American Express Company; Bank One Corporation; The Bear Stearns Companies Inc.; BlackRock, Inc.; Capital One Financial Corporation; Citigroup Inc.; Credit Suisse Group; Deutsche Bank AG; The Goldman Sachs Group, Inc.; J.P. Morgan Chase & Co.; Lehman Brothers Holdings Inc.; MBNA Corporation; Merrill Lynch & Co., Inc.; MFS Investment Management; Putnam Investments; T. Rowe Price Group, Inc.; UBS AG; and Wachovia Corporation.

We believe Morgan Stanley performed well in 2003, in securities markets that generally improved during the year. Fixed income trading, capital markets, mergers and acquisitions and IIG all experienced increasing business activities, particularly during the second half of the year. The Company increased market share in announced M&A and global equity underwriting, maintained a leading market share role in equity secondary trading and had stable market shares in fixed income and IIG. It also experienced market share declines in Investment Management and Credit Services.

Net income increased 27% from $2.99 billion in fiscal 2002 to $3.79 billion in fiscal 2003 driven by improved results in Institutional Securities and IIG that were partially offset by weaker results in Investment Management and Credit Services. The Company strengthened its balance sheet, improved its capital and liquidity positions, had the lowest adjusted leverage of its peers and maintained strong credit ratings, including ratings from Fitch, Moody’s and Standard & Poor’s of “AA–”, “Aa3” and “A+”, respectively. The Company ROE was 16.5%, a strong performance in the 2003 business environment, and up 17% from 14.1% in 2002. Consolidated net revenues increased 9% from $19.12 billion in fiscal 2002 to $20.86 billion in fiscal 2003.

We certified in accordance with Section 162(m) that Morgan Stanley’s financial results for fiscal 2003 satisfied the performance criteria set in accordance with Section 162(m) for fiscal 2003. After an analysis of the considerations set forth above, we awarded above-base incentive compensation to the Management Committee members for fiscal 2003 that was equal to or below the maximum amount yielded by the application of the compensation formula contained in the performance criteria. We awarded incentive compensation to the Management Committee members, partly in cash and partly in the form of long-term equity components (restricted stock units and options). We awarded an average of approximately 40% of each Management Committee member’s Total Reward in long-term equity. We ascribed value to restricted stock units based on a 25% discount from the fair market value of the common stock to compensate for the vesting characteristics and the significant restrictions on disposition of these units. Accordingly, the value we ascribed to such units differs from the amounts reported in the summary compensation table under the column headed “Restricted Stock Awards” because the amounts contained in the table are based on the fair market value of the common stock on the grant date without any discount. We valued stock option awards based upon a ratio of three options per share of Morgan Stanley’s common stock (2.25:1 with a 25% discount). The ratio is based upon Morgan Stanley’s historical practices and is competitive with Morgan Stanley’s key competitors’ compensation practices.

CEO compensation for fiscal 2003.    The CEO’s salary is based on the criteria described in this report. Based upon competitive data, we did not increase the CEO’s salary for fiscal 2003.

We determined incentive compensation for Mr. Purcell in accordance with the policies described above relating to all Management Committee members based on substantially the same factors and Section 162(m) performance criteria as for the other Management Committee members. In addition, we considered Mr. Purcell’s work with several important institutional clients. Based on his individual and Morgan Stanley’s overall performance, Mr. Purcell’s Total Reward was $14,000,000, consisting of the following components:

Base Salary	Cash Bonus	73,493 Restricted Units	165,360 Stock Options	Total
$775,000	$7,112,500	$3,056,250	$3,056,250	$14,000,000

The equity-based awards contain the terms and conditions discussed in the tables on pages 14 through 15. Approximately 44% of Mr. Purcell’s incentive compensation was equity-based and its value is tied to the performance of Morgan Stanley’s common stock. Mr. Purcell’s compensation reflects the Company’s financial performance and his individual leadership displayed throughout the year.

Conclusion.    Attracting and retaining talented and motivated management and employees is essential to create long-term shareholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of Management Committee members and other key employees with those of shareholders. We believe that Morgan Stanley’s fiscal 2003 compensation program met these objectives.

Respectfully submitted,

Charles F. Knight, Chair

Robert P. Bauman

C. Robert Kidder

Miles L. Marsh

Summary compensation table.    The following table contains information with respect to the CEO and the four other most highly compensated executive officers.

		ANNUAL COMPENSATION					LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(1)		Other Annual Compensation ($)		Restricted Stock Awards ($)(2)	Securities Underlying Options (#)		All Other Compensation ($)(3)

Philip J. Purcell	2003	775,000	7,112,500		156,341	(4)	4,062,693	165,360	(5)	17,480
Chairman of the Board	2002	775,000	5,612,500		—		3,063,570	162,572	(5)	14,590
and CEO	2001	775,000	7,612,500		—		4,410,193	173,934	(5)	19,690

Robert G. Scott*	2003	550,000	14,839,000	(6)	132,853	(4)	—	—		17,480
President and COO	2002	550,000	5,475,000		—		2,972,240	157,726	(5)	14,590
								284,189	(7)

								441,915
	2001	474,658	7,262,671		—		4,176,858	164,732	(5)	19,690

Stephan F. Newhouse*	2003	425,000	6,787,500		909,149	(8)	3,846,658	156,567	(5)	17,480
Co-President and COO of	2002	425,000	5,287,500		247,575	(8)	2,847,711	151,117	(5)	14,590
Institutional Securities Group	2001	425,000	7,037,500		245,470	(8)	4,026,703	158,809	(5)	19,690

Vikram S. Pandit*	2003	425,000	6,787,500		—		3,846,658	156,567	(5)	17,480
Co-President and COO of	2002	425,000	5,287,500		—		2,847,711	151,117	(5)	14,590
Institutional Securities Group	2001	425,000	7,037,500		—		4,026,703	158,809	(5)	19,690

Zoe Cruz	2003	300,000	7,850,000		—		4,552,860	185,311	(5)	17,480
Head of Worldwide	2002	300,000	4,600,000		—		2,391,063	126,886	(5)	14,590
Fixed Income, FX and Commodities	2001	300,000	5,350,000		—		2,901,220	114,421	(5)	19,690

* Mr. Scott retired as President and Chief Operating Officer November 30, 2003. On December 1, 2003, Mr. Newhouse became President of Morgan Stanley, and Mr. Pandit became President and COO of Institutional Securities.

(1) Includes amounts contributed to various Morgan Stanley deferred compensation plans.

(2) The market value of the common stock underlying restricted stock units (RSUs) using the closing price per share of common stock on the applicable grant date, as reported on the New York Stock Exchange Composite Transaction Tape, and without recognizing any diminution in value attributable to the restrictions on RSUs. Fiscal 2003 RSUs were granted on November 28, 2003 (the closing price on that date was $55.28) and vest 50% on January 2, 2006 and the final 50% on January 2, 2007. Fiscal 2002 RSUs were granted on December 5, 2002 (the closing price on that date was $42.40) and vest on January 2, 2005. Fiscal 2001 RSUs were granted on December 6, 2001 (the closing price on that date was $57.05) and vested on January 2, 2004. All unvested RSUs are subject to earlier vesting upon termination of employment without cause or upon a change of control of Morgan Stanley and receive dividend equivalents at the same rate that dividends are paid on shares of common stock. These RSUs are neither transferable nor generally distributed in the form of shares of common stock for five years after the grant date and are subject to cancellation in certain circumstances. The following lists the number of RSUs awarded in each applicable year and the total number and value of RSUs held as of fiscal 2003 year end (including the fiscal 2003 grant). The value ascribed to RSUs in this table differs from the value ascribed to them by the Compensation Committee. See the Compensation Committee report on executive compensation, beginning on page 11.

	Number of RSUs awarded for performance in			Total RSUs held as of 11/30/03
Named Executive Officer	Fiscal 2003	Fiscal 2002	Fiscal 2001	Number Held	Market Value
Philip J. Purcell	73,493	72,254	77,304	520,479	$28,772,079
Robert G. Scott	—	70,100	73,214	882,265	$48,771,609
Stephan F. Newhouse	69,585	67,163	70,582	676,714	$37,408,749
Vikram S. Pandit	69,585	67,163	70,582	1,242,530	$68,687,058
Zoe Cruz	82,360	56,393	50,854	733,686	$40,558,162

(3) Amounts allocated under the 401(k) Plan and ESOP. For fiscal 2003, Morgan Stanley allocated 23.3% and 76.7% to the 401(k) Plan and ESOP, respectively. For fiscal 2002, Morgan Stanley allocated 8.2% and 91.8% to the 401(k) Plan and ESOP, respectively. For fiscal 2001, Morgan Stanley allocated 31.9% and 68.1% to the 401(k) Plan and ESOP, respectively.

(4) Includes $138,014 for Mr. Purcell and $128,847 for Mr. Scott reflecting personal use of Company aircraft as required by Company policy.

(5) Awards of stock options for services in the fiscal year shown. These options have restoration option rights (RORs) that are described in footnote 1 of the following table.

(6) This amount was paid to Mr. Scott pursuant to the agreement entered into in connection with his retirement (described below). The Compensation Committee approved this agreement, consistent with its charter.

(7) Restoration Options granted upon exercise of RORs.

(8) Includes payments and reimbursements under Morgan Stanley’s temporary overseas assignment policy, which is applicable to all employees serving on temporary overseas assignment and is designed to eliminate any financial detriment or gain to the employee from the overseas assignment. Includes a housing allowance of approximately $127,719 in fiscal 2001, $171,727 in fiscal 2002 and $148,184 in fiscal 2003 and tax equalization and reimbursement payments of approximately $77,909 in fiscal 2001 and $690,672 in fiscal 2003.

Option grants in last fiscal year.    The table below describes stock options granted to the Named Executive Officers during fiscal 2003.

Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to All Employees in Fiscal Year	Exercise Price Per Share($)	Expiration Date	Grant Date Present Value($)(2)

Philip J. Purcell	165,360	0.54	55.4472	1/2/2014	3,056,250
Robert G. Scott	—	—	—	—	—
Stephan F. Newhouse	156,567	0.51	55.4472	1/2/2014	2,893,734
Vikram S. Pandit	156,567	0.51	55.4472	1/2/2014	2,893,734
Zoe Cruz	185,311	0.60	55.4472	1/2/2014	3,424,992

(1) Awards under the 1995 Equity Incentive Compensation Plan for services performed in fiscal 2003. The Compensation Committee approved the grant on November 28, 2003, with an exercise price equal to the volume weighted average price of our common stock on that date. These options vest and become exercisable 50% on January 2, 2006 and 50% on January 2, 2007, are not transferable and are subject to cancellation under certain circumstances. Shares of common stock acquired upon the exercise of such options generally may not be transferred or sold until January 2, 2009. Upon a change of control of the Company or the recipient’s termination of employment without cause, these options will vest and become exercisable, and the shares of common stock acquired upon exercise of the options will no longer be subject to transfer restrictions.

These options have RORs. RORs entitle the grantee, upon exercise of the option while the grantee is an employee of the Company and upon tendering shares of common stock to the Company to pay the option exercise price, to a Restoration Option to acquire the number of shares of common stock equal to the number of shares of common stock tendered to pay the exercise price and/or taxes upon the exercise of the option, at a per share price equal to the volume weighted average price of our common stock on the option’s exercise date. RORs do not increase the option holder’s net equity position. Instead, RORs preserve the holder’s commitment to the Company by maintaining the holder’s net equity position—the sum of shares owned and shares subject to option.

(2) The Compensation Committee valued the options by dividing the option exercise price by three. This value, multiplied by the number of options set forth under the caption “Number of Securities Underlying Options Granted,” equals the grant date present value. The 3-to-1 ratio is based on the Company’s historical practices and is comparable with the practices of its major competitors. If an option were valued using an option pricing model such as Black-Scholes, the option’s value would depend upon the assumptions used. For example, employing a modified Black-Scholes model, the values could range from $14.08 per option (assuming the option was exercised at the end of five years) to $19.23 per option (assuming the option was exercised at the end of the option term). Each of the foregoing values assumes: (i) a stock price volatility of 39.40% (ii) a risk-free rate of return that was the implied rate on the grant date of a zero coupon U.S. Treasury STRIPS having a remaining term approximately equal to the assumed term of the subject option; and (iii) the Company’s annualized dividend yield on the grant date was constant over the life of the option. In addition, for each of these valuations, a discount of 25% was applied to reflect the transfer restrictions on the underlying common stock. The values are hypothetical and there is no assurance that such values will be realized. The actual value, if any, realized on the stock options will depend on the future price of the common stock.

Aggregated option exercises in last fiscal year and fiscal year-end option values.    The following table contains the aggregate number of shares of common stock underlying stock options exercised in fiscal 2003 and the number of shares underlying stock options held by each Named Executive Officer as of November 30, 2003.

Name	Shares Acquired on Exercise(#)(1)	Value Realized($)(2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(3)		Value of Unexercised In-the- Money Options at Fiscal Year-End($)(4)
			Exercisable(5)	Unexercisable	Exercisable(5)	Unexercisable

Philip J. Purcell	492,308	11,200,039	2,421,518	397,226	36,621,932	2,095,439
Robert G. Scott	149,636	4,036,727	1,112,744	191,088	17,663,294	2,032,978
Stephan F. Newhouse	—	—	613,880	328,574	8,817,720	1,947,792
Vikram S. Pandit	499,392	13,472,090	1,117,773	353,516	20,266,054	1,947,792
Zoe Cruz	—	—	459,291	321,201	9,385,635	1,635,472

(1) The number of shares underlying options exercised in fiscal 2003 by the Named Executive Officers. The actual number of shares Messrs. Purcell, Scott, and Pandit received from options each exercised in fiscal 2003 (net of shares tendered to cover the exercise price and withheld to pay income tax) was 158,284, 57,866 and 201,346, respectively.

(2) The difference between the market price of the common stock on the exercise date and the option exercise price multiplied by the number of shares acquired upon exercise.

(3) The Company has no stock appreciation rights outstanding. The shares of common stock that would be acquired upon exercising certain of these options are subject to transfer restrictions.

(4) The value of unexercised, in-the-money options is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options multiplied by the difference between $55.4472, the volume weighted average price of our common stock on November 28, 2003, and the exercise prices of all such options. The actual value, if any, realized on the options will depend on the difference between the market price of the common stock on the exercise date and the option exercise price.

(5) Includes options that vested and became exercisable on January 2, 2004.

Consulting Agreement.    Mr. Scott retired as President and Chief Operating Officer of the Company effective November 30, 2003. He will continue to serve as a director until the annual meeting. In accordance with its charter, the Compensation Committee approved an agreement that provides that Mr. Scott be paid the amount for fiscal 2003 set forth in the Summary Compensation Table. Pursuant to the agreement, Mr. Scott became an Advisory Director on December 1, 2003, and will be responsible for various Company initiatives. In that capacity, Mr. Scott will receive consulting fees of $500,000 per year for five years, an annual cash bonus of $1 million per year for his first three years, and may receive a discretionary bonus in the remaining two years.

Pension plans.    The paragraphs below discuss the amounts the Company estimates it will pay to each of the Named Executive Officers in annual benefits upon retirement.

Mr. Purcell participates in several defined benefit pension plans, including some unfunded executive plans, which collectively provide a benefit of approximately $1,451,000 per year for life upon retirement at age 65 with 30 years of service, proportionately adjusted for less (or more) service on account of earlier (or later) retirement. As of November 30, 2003, Mr. Purcell was credited with 25 years of benefit service (rounded to the nearest whole year). The overall benefit is developed from a formula which generally disregards pay increases, but recognizes service after 1994. The amount estimated above is (1) before applicable deductions relating to benefits from retirement plans of Sears, Roebuck and Co. and (2) not subject to deductions for Social Security or other offset amounts.

Messrs. Scott, Pandit and Newhouse and Ms. Cruz participate in defined benefit pension plans intended to qualify under Section 401(a) of the Internal Revenue Code, and other plans that are nonqualified, unfunded plans for certain key executives. The compensation of each executive for purposes of determining benefits under the plans during fiscal 2003 is the amount reported as base salary in the summary compensation table. As of November 30, 2003, the credited years of service (rounded to the nearest whole year) under the plans for Messrs. Scott, Pandit and Newhouse and Ms. Cruz were 33, 21, 25 and 21 years, respectively. The estimates in the table below assume that the executive will participate in all of the applicable Company retirement plans and remains in service with the Company until retirement at age 65. “Final Average Compensation” is equal to the average annual base salary during the 60 highest-paid consecutive months of the last 120 months of credited service. The amounts shown in the table are not subject to deductions for Social Security or other offset amounts. Mr. Scott retired from his position as President and Chief Operating Officer of Morgan Stanley effective November 30, 2003. Based upon 33 credited years of service, Mr. Scott’s annual retirement benefits (payable as a single-life annuity at age 65) would be approximately $216,600. This amount would be reduced if paid before age 60.

Estimated Annual Retirement Benefits

(payable as a single-life annuity)

Final Average Compensation	Credited Years of Service

	5	10	15	20	25	30	35

$ 200,000	40,000	$60,000	$80,000	$100,000	$100,000	$110,000	$120,000
300,000	60,000	90,000	120,000	140,000	140,000	140,000	152,114
400,000	80,000	120,000	140,000	140,000	146,153	175,383	204,614
500,000	100,000	140,000	140,000	146,922	183,653	220,383	257,114
600,000	120,000	140,000	140,000	176,922	221,153	265,383	309,614
700,000	140,000	140,000	155,192	206,922	258,653	310,383	362,114
800,000	140,000	140,000	177,692	236,922	296,153	355,383	414,614
900,000	140,000	140,000	200,192	266,922	333,653	400,383	467,114
1,000,000	140,000	148,461	222,692	296,922	371,153	445,383	519,614

Stock performance graph.    The following graph compares the cumulative total shareholder return (rounded to the nearest whole dollar) of our common stock, the S&P 500 Stock Index and the S&P 500 Diversified Financials Index for our last five fiscal years. The graph assumes a $100 investment at the closing price on November 30, 1998 and reinvestment of dividends on the payment date without commissions. This graph does not forecast future performance of our common stock.

	MWD	S&P 500	S5DIVF
November 98	$100.00	$100.00	$100.00
November 99	174.99	120.89	128.19
November 00	185.78	115.79	154.70
November 01	165.14	101.65	142.60
November 02	137.40	84.87	123.76
November 03	171.32	97.67	157.50

Item 2—Ratification of appointment of Morgan Stanley’s independent auditors

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors for the 2004 fiscal year and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for fiscal 2004 and perform other services.

Pre-approval of independent auditor services.    The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by Deloitte & Touche. The Chair of the Audit Committee may pre-approve additional permissible proposed non-audit services that arise between Committee meetings, provided that the decision to pre-approve the service is presented for ratification at the next scheduled Committee meeting.

Independent auditors’ fees.    The following table summarizes the aggregate fees for professional services rendered by Deloitte & Touche ($ in millions). The Audit Committee pre-approved fiscal 2003 services and approved fiscal 2002 services.

	2003	2002
Audit Fees(1)	$20.6	$17.7
Audit-Related Fees(2)	$4.7	$4.3
Tax Fees(3)	$3.3	$3.0
All Other Fees(4)	$0.0	$1.3

Total	$28.6	$26.3

(1) Includes: (i) audit of our consolidated financial statements included in our Form 10-K annual report and services attendant to, or required by, statute or regulation; (ii) reviews of the condensed interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) accounting consultation attendant to the audit.

(2) Includes: (i) audits of employee benefit plans; (ii) agreed upon procedures engagements; (iii) data verification and agreed-upon procedures related to asset securitizations; (iv) regulatory matters; (v) due diligence services related to acquisitions of financial assets; and (vi) assessment and testing of internal controls and risk management processes.

(3) Includes tax compliance, tax planning and tax advice. Tax compliance services include: (i) U.S. federal, state and local income and non-income compliance, including preparation and review of tax returns; (ii) non-U.S. income and non-income compliance, including preparation and review of tax returns; and (iii) transfer pricing documentation. Tax planning and tax advice services include: (i) U.S. federal, state and local income and non-income tax planning and advice; and (ii) non-U.S. income and non-income tax planning and advice.

(4) There were no other professional services rendered in 2003. Fees for all other services rendered in 2002 included assistance in: (i) project management for future business applications; and (ii) improving business and operational processes. Fees for fiscal 2002 include approximately $0.1 million related to financial information systems design and implementation.

Fund-related fees.    Morgan Stanley offers investment products, including money market, equity and fixed income funds and commodity pools (Funds). Deloitte & Touche provides audit, audit-related and tax services to certain of these Funds. The fees received by Deloitte & Touche for such services in fiscal 2003 were approximately $5.9 million (audit), $0.7 million (audit-related) and $1.5 million (tax). The fees received in fiscal 2002 were approximately $5.9 million (audit), $0.3 million (audit-related) and $1.7 million (tax). Most of the Funds have audit committees, comprised solely of directors who are independent of Morgan Stanley and are not on Morgan Stanley’s Board of Directors. Such audit committees are responsible for, among other things, the selection of the Funds’ audit firms. Of the Fund-related fees described above, those paid by Funds that have independent audit committees were $4.5 million (audit), $0.5 million (audit-related) and $0.7 million (tax) in fiscal 2003, and $4.6 million (audit), $0.3 million (audit-related) and $0.8 million (tax) in fiscal 2002.

A Deloitte & Touche representative will attend the annual meeting to answer your questions and will have the opportunity to make a statement. If the shareholders do not ratify the appointment, the Audit Committee will reconsider it.

Our Board recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as Morgan Stanley’s independent auditors. Proxies solicited by the Board of Directors will be voted “FOR” this ratification unless otherwise instructed.

Audit Committee report.    The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal controls and the qualifications, independence and performance of its internal and independent auditors. We have the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditors. The Committee is composed of four independent directors and operates under a written charter adopted by the Board. The Board has determined that each Committee member is independent under the standards of independence established under our Corporate Governance Policies and the NYSE listing requirements and are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We held eight meetings during fiscal 2003. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. We discussed with the Company’s internal auditors and Deloitte & Touche the overall scope and plans for their respective audits. We met with the internal auditors and Deloitte & Touche, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. The Committee met two times with Ernst & Young LLP, an independent accounting firm retained by the Company to assist in its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended November 30, 2003 with management, the internal auditors and Deloitte & Touche. We also discussed with management and Deloitte & Touche the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission.

We also discussed with Deloitte & Touche matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Deloitte & Touche also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with them their independence from the Company. When considering Deloitte & Touche’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements and reviews of the Company’s condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte & Touche. We reviewed SEC guidance and further enhanced the pre-approval policies and procedures for services provided by Deloitte & Touche. We received regular updates on the amount of fees and scope of audit related and tax services provided. All services were provided consistent with applicable rules and the pre-approval policies and procedures.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2003 be included in the Company’s Annual Report on Form 10-K. We have also selected Deloitte & Touche as the Company’s independent auditors for the fiscal year ended November 30, 2004 and are presenting the selection to the shareholders for ratification.

Respectfully submitted,

C. Robert Kidder, Chair

John E. Jacob

John W. Madigan

Laura D’Andrea Tyson

Shareholder proposals.    Morgan Stanley has set forth below three shareholder proposals and supporting statements for which the Board of Directors and Morgan Stanley accept no responsibility. The Board’s recommendation immediately follows each proposal. Each proposal may be voted on at the annual meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative.

Item 3—Shareholder proposal regarding staggered boards

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. NW, Suite 215, Washington D.C. 20037, owner of 200 shares of common stock, has notified Morgan Stanley that she intends to present the following proposal and related supporting statement at the annual meeting:

Resolved:    That the stockholders of Morgan Stanley recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

Reasons:    Until recently, directors of Morgan Stanley were elected annually by all shareholders. The great majority of New York Stock Exchange listed corporations elect all their directors each year. This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. Last year the owners of 449,253,026 shares, representing approximately 59% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this resolution.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL.    Over the past 5 years, our Company has held 4 shareholder votes on a proposal to destagger our Board. Two times the proposal lost (1999, 2000) and two times the proposal won (2002, 2003). In each instance, the voting pattern was mixed. While our institutional shareholders (approximately 1,100) generally supported the proposal, our more numerous individual shareholders (approximately 640,000) generally opposed it. Shareholder support for the proposal declined by 5 percentage points from 63% shareholder support at the 2002 shareholders meeting to 58% shareholder support at the 2003 shareholders meeting.

During 2003, our Nominating and Governance Committee, consisting solely of independent directors, reexamined whether the stagger system is still in the best interest of our shareholders. It considered the current industry environment, the history of the stagger system and the arguments for and against the stagger system, including benefits of the stagger system that are particularly helpful for a complex financial services firm like our Company. The Committee reviewed information regarding the performance of companies with and without staggered boards and 2003 shareholder-sponsored and board-sponsored destagger proposals at other companies. It also reviewed voting guidelines regarding destagger proposals published by the Company’s largest institutional shareholders and the voting results on the destagger proposals at our Company’s 2003 and 2002 shareholders meetings. After its review, the Committee concluded that the stagger system remains in the best interest of our shareholders, and recommended to the full Board that the stagger system be maintained. Based on the Committee’s conclusion and recommendation, our Board determined that the stagger system remains in the best interest of the Company’s shareholders, and decided to maintain the stagger system at the present time.

•	Prior shareholder approval. Prior to their 1997 merger, neither Morgan Stanley Group nor Dean Witter Discover had a stagger system. Each company’s board of directors determined that a stagger system would be in the best interest of the merged company. Accordingly, as submitted to shareholders for approval, the merger proposal provided that the merged company would have a stagger system. The merger proposed was approved by each company’s shareholders, with the result that our Company has had a stagger system since May 31, 1997.

•	Current shareholder support. Of the shares voted on the destagger proposal at our 2003 shareholders meeting, 89% of the shares held by our approximately 59,000 employee plan shareholders, 81% of the shares held by our approximately 132,000 record shareholders and 72% of the shares held by our approximately 450,000 street-name shareholders opposed the proposal. In contrast, among our approximately 1,100 institutional shareholders, 81% of the shares voted in 2003 supported the proposal.

•

Value protection.    If our Company faces a coercive takeover attempt, the stagger system can benefit shareholders. It does not prevent a takeover, but it helps ensure that the Board will have sufficient time to evaluate proposals, consider alternatives and act in the best interest of our Company and our shareholders. It also encourages potential acquirers to negotiate. Outsiders cannot abruptly change our Board composition without our Board’s support.

•	Continuity and stability. Staggered elections can facilitate continuity. They can contribute to the stability of leadership and strategy. They provide that a majority of our directors always will have prior experience on our Board and be familiar with our complex, global business. They also enable new directors to learn from continuing directors. The continuity and stability that result from staggered elections foster effective long-term planning and help create long-term value for our shareholders. If all directors were elected annually, a majority could be replaced each year, resulting in directors being unfamiliar with our Company. This could jeopardize, based on misplaced short-term objectives, our strategies and the long-term interests of our Company and our shareholders.

•	Relationships. The continuity and stability fostered by the stagger system can be especially important to financial services firms. Strong client relationships are central to our Company’s strategy. A threat of a sudden change in control, absent such system, could prompt employees, our key asset, to leave. This could damage client relationships.

•	Independence. Electing directors to three-year, not one-year, terms can enhance the independence of non-management directors.

•	Accountability. Three-year terms do not reduce the accountability of directors to shareholders. Directors have the same fiduciary duties to shareholders regardless of the length of their term.

•	Shareholders’ interest. Our directors are also shareholders and share our shareholders’ interests. In addition, our director compensation program further aligns each director’s interests with shareholder interests. A substantial portion of each director’s compensation is equity-based (e.g., paid in our common stock). This provides a continuing incentive to increase shareholder value and to promote Morgan Stanley’s long-term success.

•	Recognition. Commentators and well-respected major corporations have recognized the stagger system’s benefits and concluded that the system can provide legitimate benefits to the board. The U.S. Treasury Department’s Office of the Comptroller of the Currency recently adopted rules permitting national banks to use the stagger system.

Our Board of Directors recommends you vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless otherwise instructed.

Item 4—Shareholder proposal regarding golden parachutes

Emil Rossi, P.O. Box 249, Boonville, CA 95415, owner of 5,128 shares of common stock has notified Morgan Stanley that he intends to present the following proposal and related supporting statement at the annual meeting:

Resolved:    Shareholders recommend that our Board of Directors seek shareholder approval for future golden parachutes for senior executives. This applies to benefits exceeding 200% of the sum of the executive’s base salary plus bonus. Future golden parachutes include agreements renewing, modifying or extending existing severance agreements or employment agreements with golden parachutes or severance provisions.

This includes that golden parachutes not be given for a change in control or merger which is approved but not completed. Or for executives who transfer to the successor company. Implementation is to be in accordance with applicable laws and would be in accordance with existing severance agreements or employment agreements that contain severance provisions.

Because it may not always be practical to obtain prior shareholder approval, our company would have the option under this proposal of seeking approval after the material terms of the agreement were agreed upon.

Emil Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

A change in control can be more likely if our executives do not maximize shareholder value. Golden parachutes can allow our executives to walk away with millions even if shareholder value has suffered during their tenure.

54% Shareholder Support

The 17 shareholder proposals voted on this topic in 2003 achieved an impressive 54% average supporting vote.(1)

The potential magnitude of golden parachutes for executives was highlighted in the failed merger of Sprint (FON) with MCI WorldCom. Investor and media attention focused on the estimated $470 million payout to Sprint Chairman William Esrey. Almost $335 million of the $470 million payout would have come from the exercise of stock options that vested when the deal was approved by Sprint’s shareholders. Source: “Parting could be sweet sorrow for Sprint CEO, if deal forces chief out, he’s in for $470 million,” USA Today, Oct. 5, 1999.

Another example of questionable golden parachutes is the $150 million parachute payment to Northrop Grumman executives after the merger with Lockheed Martin fell apart.

Independent Support for Shareholder Input on Golden Parachutes

Institutional investors recommend companies seek shareholder approval for golden parachutes. For instance the California Public Employees Retirement System (CalPERS) said, “shareholder proposals requesting submission of Golden parachutes to shareholder vote will always be supported.”(2)

Shareholder Input Regarding Golden Parachutes

YES ON 4

(1)	IRRC (Investor Responsibility Research Center) Corporate Governance Bulletin, June-Sept. 2003.

(2)	CalPERS Domestic Proxy Voting Guidelines, 4500 Golden Parachutes at http://www.calpers-governance.org/principles/domestic/voting/page11.asp.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL.    Our Board believes this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

•	Attract and retain executives. In order to attract and retain executives in our highly competitive industry, our Company must have the flexibility to tailor compensation packages, which may include severance provisions, to meet competitive market conditions in accordance with the Company’s best interests. The proposal could place our Company at a competitive disadvantage by imposing arbitrary constraints on our Company’s compensation of its senior executives. This could impede our Company’s ability to respond to market conditions and to foster our Company’s best interests.

•	Delays and expense. The proposal would require our Company to incur significant delay and expense either to convene a shareholders’ meeting to vote on a compensation agreement or to finalize the agreement after shareholder approval at an annual shareholders meeting. Our Company needs the flexibility to enter these agreements without delays that could injure our Company or impede it from achieving its goals. Obtaining shareholder approval after the material terms are agreed upon, as the proposal suggests, is impractical. In addition, our Company would be at a further competitive disadvantage in attracting qualified executives because of the uncertainty of whether shareholders would approve an agreement.

•	Confidential negotiations. The proposal would require our Company to disclose publicly confidential employment negotiations. Disclosure of these negotiations would have a negative impact on our Company’s ability successfully to recruit and retain executives.

•	Independent Compensation Committee. Our Board’s Compensation Committee is composed solely of independent directors. Its charter provides that the Committee shall review and approve employment, severance or similar termination agreements, awards or payments with our executive officers. The Committee exercises its business judgment and addresses such matters in light of the circumstances, including our Company’s needs and competitive market conditions.

•	Concerns regarding supporting statement. CalPERS’ definition of golden parachute is less inclusive than the proposal’s definition. The cited 2003 voting results exclude abstentions, overstating shareholder support. The proposal offers no support for the implication that all institutional investors recommend companies seek shareholder approval for golden parachutes.

Our Board of Directors recommends you vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless otherwise instructed.

Item 5—Shareholder proposal regarding political contributions disclosure

The Central Laborers’ Pension, Welfare & Annuity Funds, P.O. Box 1267, Jacksonville, Illinois 62651, owner of 6,546 shares of common stock, has notified Morgan Stanley that it intends to present the following proposal and related supporting statement at the annual meeting:

Resolved, that the shareholders of Morgan Stanley (“Company”) hereby request that the Company prepare and submit to the shareholders of the Company:

1.	A report, updated annually, disclosing its policies for political contributions (both direct and indirect) made with corporate funds. The reports shall include, but not be limited to, contributions and donations to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527. This Report shall be disclosed to shareholders through the Company’s web site or to shareholders in published form.

2.	A semi-annual report of political contributions, disclosing monetary and non-monetary contributions to candidates, parties, political committees and other organizations and individuals described in paragraph 1. This report shall contain the following information:

a.	An accounting of the Company’s funds contributed or donated to any of the persons described above;

b.	A business rationale for each of the Company’s political contributions or donations; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

Statement of Support: As long-term shareholders of Morgan Stanley, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations.

The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds.

Morgan Stanley contributed approximately $500,000 in the 2001-02 election cycle. The Center for Responsive Politics, OpenSecrets.org, Soft Money Donors. http://www.opensecrets.org/softmoney/softcomp1.asp?txtName=morgan+stanley. The Center for Responsive Politics, a leading campaign finance watchdog organization, reported that the Company’s money went to major party committees. Ibid. However, shareholders do not know whether that is the full extent of the Company’s contributions. According to press reports, some companies make substantial contributions to political committees associated with certain political figures. “Pension Funds and the Right” The Hill, September 10, 2003, Bruce F. Freed.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives not shared by and may be inimical to the interests of shareholders. There is currently no single source of information providing disclosure to the Company’s shareholders on this issue. That is why we urge your support for this critical governance reform.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL.    Our Board believes that this proposal is not in the best interests of shareholders and opposes this proposal for the following reasons.

•	Contributions limited. Corporations are prohibited under federal and many state laws from making direct or indirect contributions to candidates or political parties. In addition, various other laws, including the special rules arising from our Company’s municipal finance business, and our Company’s political contributions policy, further prohibit or limit the Company’s political contributions to state or local officials or candidates. Our Company makes contributions on a limited basis, in furtherance of our Company’s business interests, subject to the restrictions and reporting requirements of applicable law.

•	Information publicly available. Political contributions made by our Company are already required under federal, state and local laws to be disclosed publicly by either the Company or the recipient to the Federal Election Commission, the Municipal Securities Rulemaking Board, state or local boards of election or the Internal Revenue Service. Information about our Company’s political contributions is available to shareholders from these sources, including through publicly accessible web sites. In addition, our Company plans to publish its corporate political contributions policy on its website in 2004.

•	Unnecessary expense and diversion of resources. Adoption of the proposal would not only require our Company to expend resources unnecessarily to disclose publicly political contributions that are already publicly disclosed, but also divert management attention from other Company activities. The proposal would also require disclosure of our Company personnel participating in making decisions to make political contributions and the business rationale for each contribution. Such requirements are burdensome and intrusive and interfere with efficient Company management.

Our Board of Directors recommends you vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless otherwise instructed.

Other Matters

Certain transactions.    During fiscal 2003, our subsidiaries extended credit in the ordinary course of business to certain of our directors, officers and employees and members of their immediate families. These extensions of credit were in connection with margin loans, mortgage loans, credit cards, revolving lines of credit and other extensions of credit by our subsidiaries. The extensions of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons. The extensions did not involve more than the normal risk of collectibility or present other unfavorable features. Officers and employees of our securities and investment management businesses (and members of their immediate families living in the same household) who wish to purchase securities in brokerage transactions are generally required by firm policy to do so through MS&Co. or MSDWI. These subsidiaries may offer them discounts on their standard commission rates. MS&Co. and MSDWI also, from time to time and in the ordinary course of their business, enter into transactions on a principal basis involving the purchase or sale of securities and derivative products in which our directors, officers and employees and members of their immediate families have an interest. These purchases and sales may be made at a discount from the dealer mark-up or mark-down, as the case may be, charged to non-affiliated third parties. In addition, we may, pursuant to stock repurchase authorizations in effect from time to time, repurchase or acquire shares of common stock in the open market or in privately negotiated transactions, which may include transactions with directors, executive officers and employees. These transactions are in the ordinary course of business and at prevailing market prices.

We may also, from time to time, make advances and loans to certain of our directors, officers and employees in connection with housing, relocation and other expenses. Such advances are against commissions and other compensation that would otherwise be payable to these individuals in the ordinary course of business. In some instances, we do not charge interest on such advances and loans. On June 14, 2001 we issued a guarantee in the amount of $2,500,000 to an unaffiliated lender to secure a personal loan from such lender to Tarek Abdel-Meguid, one of our executive officers. The guarantee was never drawn upon and terminated on February 14, 2003.

Morgan Stanley offers mortgage products to the public and extends a discount on select mortgage loan origination fees to some customers, including all Company employees. Since December 1, 2002, the Company extended credit in the ordinary course of business to Mr. Purcell’s son, Michael Purcell. This mortgage loan is an adjustable rate loan that currently bears interest at 2.875%, the greatest amount outstanding on this loan was $1,000,000 and there was a discount on the origination fee. This transaction did not involve more than the normal risk of collectability or present other unfavorable features, and was on substantially the same terms, including interest rate, collateral and discount on the origination fee, as those prevailing at the time for comparable transactions with other persons.

During fiscal 2003, we engaged in transactions in the ordinary course of business with each of State Street Bank and Trust Company (State Street), FMR Corp. (FMR), Barclays Global Investors, N.A. (Barclays) and certain of their respective affiliates. Each of State Street, FMR and Barclays beneficially owned more than 5% of the outstanding shares of Morgan Stanley common stock as of December 31, 2003. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. We also perform investment banking, financial advisory, retail brokerage and other services for our directors or entities with which they are affiliated, and may make loans or commitments to extend loans to such entities. The services are performed, and loans and commitments are made, in the ordinary course of business and on substantially the same terms, including interest rate and collateral, that prevail at the time for comparable transactions with other persons. The loans do not involve more than the normal risk of collectability or present other unfavorable features.

Other business.    We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any matter is properly brought before the meeting, the proxy holders will vote on such matters according to their judgment.

Shareholder communications with directors.    Shareholders may contact any of the Company’s directors (including any director presiding at an executive session of non-management directors), a committee of the Board, the Board’s non-management directors as a group or the Board generally, by writing to them at Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036. Communications received in this manner will be handled in accordance with the procedures approved by the Company’s independent directors. The Board’s Policy Regarding Shareholder Communications with the Board of Directors is available at www.morganstanley.com.

Shareholder recommendations for director candidates.    The Nominating and Governance Committee will consider director candidates recommended by shareholders. The Committee’s Policy Regarding Director Candidates Recommended by Shareholders is available at www.morganstanley.com.

Any shareholder of the Company who complies with the notice procedures set forth below and is a shareholder of record at the time such notice is delivered to the Company may make a director recommendation for consideration by the Nominating and Governance Committee. A shareholder may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of the proxy statement released to shareholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2005 annual meeting of shareholders, a shareholder must submit the recommendation, in writing, by November 6, 2004. The written notice must demonstrate that it is being submitted by a shareholder of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must provide confirmation of each candidate’s consent to serve as a director. A shareholder must send recommendations to the Nominating and Governance Committee, Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036.

The Nominating and Governance Committee identifies, evaluates and recommends director candidates to the Board. The Corporate Governance Policies set forth board membership criteria. The Company seeks highly qualified candidates from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. They should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. The Company selects Board members based upon contributions they can make to the Board and management and their ability to represent the interests of Morgan Stanley’s shareholders, regardless of gender or race. Because of the potential for conflicts of interest, the Board does not seek members employed as attorneys, investment bankers, accountants or consultants. It also does not seek as members portfolio managers, representatives from its institutional shareholder base, competitors or any particular employee constituency. The Corporate Governance Policies provide that the Board should have a significant majority of independent directors.

The Committee accepts shareholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. Upon identifying a director candidate, the Committee initially determines the need for additional or replacement Board members and evaluates the director candidate under the criteria described above based on the information the Committee receives with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. If the Committee determines, in consultation with other Board members, including the Chairman, that a more comprehensive evaluation is warranted, the Committee may then obtain additional information about the director candidate’s background and experience, including by means of interviews. The Committee will then evaluate the director candidate further, again using the evaluation criteria described above. The Committee receives input on such director candidates from other directors, including the Chairman, and recommends director candidates to the full Board for nomination. The Committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Committee engages a third party, the Committee approves the fee that Morgan Stanley pays for these services.

Shareholders may also nominate director candidates by complying with our bylaw provisions discussed below.

Shareholder proposals for the 2005 annual meeting.    Shareholders intending to present a proposal at the 2005 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Donald G. Kempf, Jr., Secretary, 1585 Broadway, New York, New York 10036. We must receive the proposal no later than November 6, 2004.

Shareholders intending to present a proposal at the 2005 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, Morgan Stanley must receive notice of such a proposal or nomination for the 2005 annual meeting no earlier than December 21, 2004 and no later than January 20, 2005. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Cost of soliciting your proxy.    We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, D.F. King & Co., Inc. and Innisfree M&A Incorporated may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication. We will pay D.F. King and Innisfree fees not exceeding $100,000 each, plus expenses. We will also reimburse brokers, including MS&Co., MSDWI and other nominees, for costs they incur mailing proxy materials.

Shareholders sharing an address.    Consistent with notices sent to record shareholders sharing a single address, we are sending only one summary annual report, Form 10-K annual report and proxy statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the summary annual report, Form 10-K annual report or proxy statement as follows:

•	Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a householded address wanting to request delivery of a copy of the summary annual report, Form 10-K annual report or proxy statement, should contact our transfer agent, Mellon Investor Services, at 1-800-622-2393 (U.S.), (201) 329-8660 (outside the U.S.) or www.melloninvestor.com, or may write to them at P.O. Box 3315, South Hackensack, NJ 07606-1915.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any householded shareholder may request prompt delivery of a copy of the summary annual report, Form 10-K annual report or proxy statement by contacting us at (212) 762-8131 or may write to us at Investor Relations, 1585 Broadway, New York, NY 10036.

Electronic access to annual meeting materials.    This proxy statement, the summary annual report and Form 10-K annual report are available on our website at www.morganstanley.com/about/ir/sec.html. You can save Morgan Stanley postage and printing expense by consenting to access these documents over the internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a shareholder of record, you may sign up for this service through Investor Service Direct at www.melloninvestor.com. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as telephone and internet access charges, for which you will be responsible.

Annex

Morgan Stanley

Definition of “Independent” Directors

The board has established these guidelines to assist it in determining whether or not directors have a material relationship with Morgan Stanley for purposes of determining independence under the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance and subject to the exceptions provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules and, with respect to the guidelines in Section 1 below, subject to the transition period provided in such Rules, in each case where applicable):

1.    Employment and commercial relationships affecting independence.    A director will not be independent if, within the preceding three years: (i) the director was employed by Morgan Stanley; (ii) an immediate family member of the director was employed by Morgan Stanley as an executive officer; (iii) the director was affiliated with or employed by Morgan Stanley’s present or former internal or external auditor; (iv) an immediate family member of the director was affiliated with or employed in a professional capacity by Morgan Stanley’s present or former internal or external auditor; (v) the director (or an immediate family member of the director serving as an executive officer) received more than $100,000 in direct compensation in any one year from Morgan Stanley, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (vi) a present Morgan Stanley executive officer was on the compensation committee of the board of directors of a company that concurrently employed the Morgan Stanley director, or an immediate family member of the director, as an executive officer; or (vii) the director was an executive officer or employee, or an immediate family member of the director was an executive officer, of a company that makes payments to, or receives payments from, Morgan Stanley for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be independent if his or her spouse, parent, sibling or child is employed by Morgan Stanley.

2.    Relationships not deemed to impair independence.    Subject to Section 1 above, the following relationships are not considered material relationships that would impair a director’s independence.

A.    Commercial.    (i) the director is a director of, or employed by, another company that does business with Morgan Stanley, or to which Morgan Stanley provides lending or other banking services; or (ii) an immediate family member of the director is a director of, or employed by, another company that does business with Morgan Stanley, or to which Morgan Stanley provides lending or other banking services; provided in either case that:

(1)	such business, lending or other banking services are in the ordinary course of business of Morgan Stanley and are on substantially the same terms as those prevailing at the time for comparable services provided to unaffiliated third parties; and

(2)	with respect to extensions of credit by Morgan Stanley to such company, no event of default has occurred.

B.    Charitable Relationships.    The director (or an immediate family member of the director) serves as an executive officer, employee, director or trustee of a charitable organization, and Morgan Stanley’s discretionary charitable contributions to the organization are less than the greater of $100,000 or 1% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year. (Morgan Stanley’s automatic matching of employee charitable contributions are not included in Morgan Stanley’s contributions for this purpose.)

A-1

C.    Personal Relationships.    The director (or immediate family member of the director) receives products or services from Morgan Stanley in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties, such as brokerage services, investment management services (e.g., separate accounts) and credit cards.

3.    Annual Review.    The board will annually review Morgan Stanley’s relationships with the Company’s directors. For relationships that are either not covered by, or do not satisfy, these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying all the independence guidelines set forth above. Morgan Stanley will explain in its next proxy statement thereafter the basis for any board determination that any such relationship was immaterial.

4.    Definitions.    For purposes of these guidelines, the terms “executive officer” and “immediate family member” shall have the meaning ascribed to them by the NYSE Corporate Governance Rules and Commentary, and the term “Morgan Stanley” includes any entity in the consolidated group of Morgan Stanley.

A-2

MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS, APRIL 20, 2004

The undersigned hereby appoints Donald G. Kempf, Jr., Stephen S. Crawford and Ronald T. Carman, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2004 Annual Meeting of Shareholders to be held on April 20, 2004, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MORGAN STANLEY’S BOARD OF DIRECTORS.

MS 003

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

Morgan Stanley’s Board of Directors Recommends a Vote “FOR” Proposals 1 and 2, below.

	FOR	WITHHOLD	FOR ALL EXCEPT
1. To elect as directors all nominees listed (except as marked to the contrary below):	☐	☐	☐

01 John W. Madigan        02 Dr. Klaus Zumwinkel        03 Sir Howard Davies

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” box and strike a line through the nominee’s name. Your shares will be voted for the remaining nominee(s).

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as independent auditors	☐	☐	☐

Morgan Stanley’s Board of Directors Recommends a Vote “AGAINST” Proposals 3, 4 and 5, below.
	FOR	AGAINST	ABSTAIN
3. Shareholder proposal to declassify the Board of Directors	☐	☐	☐
	FOR	AGAINST	ABSTAIN
4. Shareholder proposal to require shareholder approval of “golden parachute” agreements	☐	☐	☐
	FOR	AGAINST	ABSTAIN
5. Shareholder proposal to disclose political contributions	☐	☐	☐

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s capacity.

Dated , 2004	Signature	Co-Owner (if any) Signature

á	á	DETACH HERE IF YOU ARE VOTING BY MAIL	á	á

 MS 003

MORGAN STANLEY 2004 VOTING INSTRUCTION FORM FOR BENEFIT PLAN PARTICIPANTS

I hereby direct the following to vote, in person or by proxy, all of the shares of Morgan Stanley common stock in my account(s) at the 2004 Annual Meeting of Shareholders to be held on April 20, 2004, and at any and all adjournments or postponements thereof, as indicated on the reverse, and, in its (or the proxies’) discretion, for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

•	Mellon Bank, N.A., as trustee under the Employee Stock Ownership Plan and the Morgan Stanley 401(k) Plan. I understand that, unless otherwise required by law, (A) if I sign, date and return this card, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) Mellon will vote or grant proxies for all undirected (other than pursuant to clause (A)) and/or unallocated shares in each of these plans, as applicable, in the same respective proportion as the shares of all participants in each respective plan who have timely delivered properly executed voting instructions, and (C) Mellon will hold my voting instructions in confidence.

•	Mellon Bank, N.A., as custodian under the Employee Stock Purchase Plan, the Financial Advisor Productivity Compensation Plan and the Branch Manager Compensation Plan. I understand that, (A) if I sign, date, and return this card, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) Mellon will vote or grant proxies for all undirected (other than pursuant to clause (A)) shares in each of these plans in the same respective proportion as the shares of all participants in each respective plan who have timely delivered properly executed voting instructions, and (C) Mellon will hold my voting instructions in confidence to the extent required by law.

•	State Street Bank and Trust Company, as trustee under a trust agreement (Trust), in connection with the 1988 and 1995 Equity Incentive Compensation Plans and the Employees’ Equity Accumulation Plan. I understand that, subject to the Trust’s terms, (A) if I sign, date and return this card, State Street will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions and (B) State Street will vote or grant proxies with respect to all shares held in the Trust in connection with these plans for which no proper instructions are received (other than pursuant to clause (A)) in the same proportion as the shares held in connection with these plans for which it has received proper instructions.

•	Mellon Bank, N.A., as custodian under the 1995 Equity Incentive Compensation Plan. I understand that, (A) if I sign, date and return this card, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) Mellon will vote or grant proxies for all undirected shares in this plan (other than pursuant to clause (A)) in the same proportion as the shares held in the Trust for which State Street, as Trustee under the Trust, has received proper voting instructions, and (C) Mellon will hold my voting instructions in confidence to the extent required by law.

•	Mellon Bank, N.A., as custodian for stock held on behalf of certain current and former Morgan Stanley employees and directors. I understand that, (A) if I sign, date and return this card, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions and (B) Mellon will hold my voting instructions in confidence to the extent required by law.

•	State Street Bank and Trust Company, as trustee under the Trust, in connection with the Directors’ Equity Capital Accumulation Plan. I understand that, subject to the Trust’s terms, (A) I must sign, date and return this card in order for State Street to vote or grant proxies with respect to my shares, and (B) if I sign, date and return this card, State Street will vote in accordance with the Board of Directors’ recommendations as to each proposal for which I do not give voting instructions and in its discretion on all other matters that may properly come before the meeting.

Voting instructions must be received by 11:00 P.M. (EDT) on April 18, 2004 for shares to be voted in accordance with your instructions.

Notice of 2004 Annual Meeting of Shareholders

Morgan Stanley

2000 Westchester Avenue

Purchase, New York 10577

April 20, 2004

At the meeting, we plan to:

•	elect three directors to the Board of Directors for a three year term;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors;

•	consider three shareholder proposals; and

•	transact such other business as may properly come before the meeting.

Please help the Company reduce costs—submit your voting instructions by internet or telephone.

To view or print a copy of our Proxy Statement, Annual Report on Form 10-K or Summary Annual Report, go to www.morganstanley.com/about/ir/sec.html. You may request a copy of any of these by calling 1-212-762-8131.

The shares you vote with this card include your Morgan Stanley 401(k) Plan and Employee Stock Ownership Plan shares, if any. However, if you want to vote your shares in these plans differently from your other plan shares, call 1-201-536-7660 to request separate voting instruction forms for these shares.

If you also hold shares in a brokerage account or in your own name, you will receive a separate proxy card or voting instruction form to vote those shares. Please be sure to vote these shares separately from (and in addition to) your employee plan shares. Be sure to follow the voting instructions on each card.

MS 002

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

PLEASE SUBMIT YOUR VOTING INSTRUCTIONS BY
PHONE OR BY INTERNET OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Morgan Stanley’s Board of Directors Recommends a Vote “FOR” Proposals 1 and 2, below.

	FOR	WITHHOLD	FOR ALL EXCEPT
1. To elect as directors all nominees listed (except as marked to the contrary below):	☐	☐	☐

01 John W. Madigan    02 Dr. Klaus Zumwinkel    03 Sir Howard Davies

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” box and strike a line through the nominee’s name. Your shares will be voted for the remaining nominee(s).

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as independent auditors	☐	☐	☐

Morgan Stanley’s Board of Directors Recommends a Vote “AGAINST” Proposals 3, 4 and 5, below.
	FOR	AGAINST	ABSTAIN
3. Shareholder proposal to declassify the Board of Directors	☐	☐	☐
	FOR	AGAINST	ABSTAIN
4. Shareholder proposal to require shareholder approval of “golden parachute” agreements	☐	☐	☐
	FOR	AGAINST	ABSTAIN
5. Shareholder proposal to disclose political contributions	☐	☐	☐

Sign exactly as imprinted (do not print). Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

Signature	Dated , 2004

á	á	DETACH HERE IF YOU ARE VOTING BY MAIL	á	á

IMPORTANT

YOUR INSTRUCTIONS MUST BE RECEIVED BY

11:00 P.M. ON APRIL 18, 2004

1.	INTERNET. Go to www.eproxy.com/mwd2. Follow the instructions on the voting instruction form.
2.	TELEPHONE. In the U.S. call 1-800-435-6710 on a touch-tone phone. Follow the instructions on the voting instruction form.
3.	MAIL. Date, sign and return the voting instruction form in the enclosed envelope.

 MS 002

MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS, APRIL 20, 2004

The undersigned hereby appoints Donald G. Kempf, Jr., Stephen S. Crawford and Ronald T. Carman, and each of them, attorneys and proxies, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2004 Annual Meeting of Shareholders to be held on April 20, 2004, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET,

OR RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MORGAN STANLEY’S BOARD OF DIRECTORS.

Notice of 2004 Annual Meeting of Shareholders

Morgan Stanley

2000 Westchester Avenue

Purchase, New York 10577

April 20, 2004

At the meeting, we plan to:

•	elect three directors to the Board of Directors for a three year term;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors;

•	consider three shareholder proposals; and

•	transact such other business as may properly come before the meeting.

Please help the Company reduce costs – submit your proxy by internet or telephone. The Company can further reduce costs if you agree to “householding” or to receive future versions of our Proxy Statement, Annual Report on Form 10-K and Summary Annual Report electronically over the internet. If you share an address with other shareholders, you can avoid receiving multiple copies of annual meeting materials by consenting to householding. You can view or print a copy of our annual meeting materials at www.morganstanley.com/about/ir/sec.html. You can request a copy of these materials, or get more information regarding electronic delivery and householding, by contacting our transfer agent, Mellon Investor Services, at 800-622-2393 or www.melloninvestor.com.

MS 001

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

Morgan Stanley’s Board of Directors Recommends a Vote “FOR” Proposals 1 and 2, below.

	FOR	WITHHOLD	FOR ALL EXCEPT
1. To elect as directors all nominees listed (except as marked to the contrary below):	☐	☐	☐

01 John W. Madigan    02 Dr. Klaus Zumwinkel    03 Sir Howard Davies

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” box and strike a line through the nominee’s name. Your shares will be voted for the remaining nominee(s).

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as independent auditors	☐	☐	☐

Morgan Stanley’s Board of Directors Recommends a Vote “AGAINST” Proposals 3, 4 and 5, below.
	FOR	AGAINST	ABSTAIN
3. Shareholder proposal to declassify the Board of Directors	☐	☐	☐
	FOR	AGAINST	ABSTAIN
4. Shareholder proposal to require shareholder approval of “golden parachute” agreements	☐	☐	☐
	FOR	AGAINST	ABSTAIN
5. Shareholder proposal to disclose political contributions	☐	☐	☐

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s capacity.

Dated , 2004	Signature	Co-Owner (if any) Signature

á	á	DETACH HERE IF YOU ARE VOTING BY MAIL	á	á

IMPORTANT

YOUR PROXY MUST BE RECEIVED BY THE CLOSE OF THE POLLS

ON APRIL 20, 2004

1.	INTERNET. Go to www.eproxy.com/mwd. Follow the instructions on the proxy card.
2.	TELEPHONE. In the U.S. call 1-800-435-6710 on a touch-tone phone. Follow the instructions on the proxy card.
3.	MAIL. Date, sign and return the card in the enclosed envelope.

MS 001

You have two additional voting options

Vote by Internet

Log on

to www.proxyvote.com

OR

Vote by Telephone

Call

the toll-free number
located on the vote instruction form
from a touch-tone telephone

VOTE 24 HOURS A DAY, 7 DAYS A WEEK

Morgan Stanley

Your vote is important. Thank you for voting.

You have two additional voting options

[GRAPHIC]

Follow the easy instructions.

Please vote as the Board of Directors recommends on all proposals.

VOTE 24 HOURS A DAY, 7 DAYS A WEEK

[GRAPHIC]

Yo u r v o t e i s i m p o r t a n t . T h a n k y o u f o r v o t i n g .